Exhibit 99.1

FOR IMMEDIATE RELEASE

THURSDAY, MARCH 16, 2006

CONTACTS:

Bill Hodges	Fran Barsky
Chief Financial Officer	Director, Investor Relations
919-913-1030	919-913-1044

POZEN ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS

The Company Appoints Donald H. Namm and James J. Mauzey and Accepts the Resignations

of Ted G. Wood and James R. Butler

Chapel Hill, N.C., March 16, 2006 — POZEN Inc. (NASDAQ: POZN) announced today the appointment of Donald H. Namm and James J. Mauzey to its Board of Directors. Dr. Namm is a principal with BWA Consulting LLC, which assists start-up, biotech and pharmaceutical companies in strategic planning, business development and value optimization. Most recently, Mr. Mauzey was president and chief executive officer of Bertek Pharmaceuticals, Inc. Bertek’s focus was on dermatology, neurology and cardiology.

In addition, Ted G. Wood and James R. Butler have elected to resign from the Board of Directors effective May 16, 2006, the date of the annual meeting of shareholders. Mr. Wood has served as a Director since 2000, and Mr. Butler has served as a Director since 2003.

“We are pleased to have both Don and Jim join our Board of Directors,” stated Dr. John Plachetka, POZEN’s chairman, president and chief executive officer. “Their industry experience will complement and expand the strength and capabilities of our board. We look forward to their contributions to POZEN’s future growth and success. I would also like to take this opportunity to thank Ted Wood and Jim Butler for their efforts and contributions to POZEN over the past several years.”

Dr. Namm has over 30 years experience in pharmaceutical discovery and research with an emphasis on cardiovascular pharmacology, and has published and presented numerous scientific papers. In addition to pharmaceutical industry experience, Dr. Namm brings a wealth of experience in business development and strategic planning to the POZEN board. Dr. Namm has held executive positions with Burroughs Wellcome Company and Cardinal Capital Management. Early in his career he was an instructor of pharmacology at Emory University Medical School and the University of Oklahoma Medical Center. Dr. Namm received a bachelor’s degree in chemistry from Rensselaer Polytechnic Institute and a Ph.D. in pharmacology from Albany Medical College.

Mr. Mauzey brings over 30 years of experience in the pharmaceutical industry to the POZEN board. Over the course of his career, he has held numerous sales, marketing and executive positions with Lederle Laboratories, Bristol-Myers Squibb, Alteon and Quintiles Transnational Organization. Mr. Mauzey received a bachelor’s degree in business management and accounting from Lewis University and an MBA from Xavier University.

About POZEN

POZEN is a pharmaceutical company committed to developing therapeutic advancements for diseases with unmet medical needs where it can improve efficacy, safety, and/or patient convenience. Since its inception, POZEN has focused its efforts primarily on the development of pharmaceutical products for the treatment of acute and chronic pain, migraine, and other pain-related conditions. POZEN has a development and commercialization alliance with GlaxoSmithKline. The company’s common stock is traded on The Nasdaq Stock Market under the symbol “POZN”. For detailed company information, including copies of this and other press releases, see POZEN’s website: www.pozen.com.

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Annual Report on Form 10-K for the period ended December 31, 2005 under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

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